UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2016

Pulmatrix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001 - 36199	46-1821392
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 Hayden Avenue, Suite 390 Lexington, MA 02421	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 357-2333

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 20, 2016, Pulmatrix, Inc. (the “Company”) received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s common stock for the last 30 consecutive business days, the Company did not meet the minimum bid price of $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2). The letter also indicated that the Company will be provided with a compliance period of 180 calendar days, or until June 19, 2017, in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A). The letter further provided that if, at any time during the 180-day period, the closing bid price of the Company’s common stock is at least $1.00 for a minimum of ten consecutive business days, Nasdaq will provide the Company with written confirmation that it has achieved compliance with the minimum bid price requirement. If the Company does not regain compliance by June 19, 2017, an additional 180 days may be granted to regain compliance if the Company (i) meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market (except for the bid price requirement) and (ii) provides written notice of its intention to cure the deficiency during the second 180-day compliance period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULMATRIX, INC.

Dated: December 23, 2016	By:	/s/ William Duke, Jr.
		Name:	William Duke, Jr.
		Title:	Chief Financial Officer